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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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USANA Health Sciences, Inc.
(Name of Registrant as Specified In Its Charter)

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3838 West Parkway Boulevard
Salt Lake City, Utah 84120-6336
(801) 954-7100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 25, 2012

Dear Shareholder:

        You are invited to attend the Annual Meeting of Shareholders of USANA Health Sciences, Inc. ("USANA" or the "Company"), to be held at its corporate headquarters, 3838 West Parkway Boulevard, Salt Lake City, Utah 84120 on April 25, 2012 at 11:00 a.m., Mountain Daylight Time, for the following purposes:

  1.
  To elect five directors to serve for one year each, until the next Annual Meeting of Shareholders and until a successor is elected and shall qualify;

  2.
  To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accountant for the fiscal year 2012; and

  3.
  To consider and act upon such other business as may properly come before the meeting or at any postponement or adjournment thereof.

        Only USANA shareholders of record at the close of business on March 2, 2012, have the right to receive notice of, and to vote at, the Annual Meeting of Shareholders and any adjournment thereof. A list of shareholders entitled to receive notice and to vote at the meeting will be available for examination by a shareholder for any purpose that is germane to the meeting during ordinary business hours at the offices of USANA at 3838 West Parkway Boulevard, Salt Lake City, Utah, during the 10 days prior to the meeting.

        YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE.

                      By Order of the Board of Directors,

                      James H. Bramble
                       Corporate Secretary

Salt Lake City, Utah
March 23, 2012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on April 25, 2012:    Our Annual Report to Shareholders and the accompanying Proxy Statement are available online at www.usanahealthsciences.com.

USANA HEALTH SCIENCES, INC.
ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 25, 2012

        The Board of Directors of USANA Health Sciences, Inc. ("We," "USANA," or the "Company") is soliciting proxies to be used at the 2012 Annual Meeting of Shareholders (the "Annual Meeting"). Distribution of this Proxy Statement and the accompanying proxy card is scheduled to begin on or about March 23, 2012. The mailing address of USANA's principal executive offices is 3838 West Parkway Boulevard, Salt Lake City, Utah 84120-6336. If you attend the Annual Meeting, you may withdraw any prior vote by voting in person on any matters that are brought properly before the meeting. USANA will pay all expenses of the meeting, including the cost of printing and mailing the proxy statement and related materials and the cost of the solicitation process.

QUESTIONS AND ANSWERS ABOUT THE MEETING

        Why did I receive this proxy statement?    We have sent you the Notice of Annual Meeting of Shareholders, this Proxy Statement, and the enclosed proxy or voting instruction card because the USANA Board of Directors is soliciting your proxy to vote at USANA's Annual Meeting, which will be held on April 25, 2012 at 11:00 a.m. at USANA's corporate headquarters at 3838 West Parkway Boulevard, Salt Lake City, Utah 84120. This Proxy Statement contains information about matters to be voted on at the Annual Meeting.

        Who is entitled to vote?    You may vote if you owned common stock as of the close of business on March 2, 2012. On March 2, 2012, there were 14,990,415 shares of our common stock that were outstanding and entitled to vote at the Annual Meeting.

        How many votes do I have?    Each share of common stock that you own at the close of business on March 2, 2012 entitles you to one vote.

        What am I voting on?    You will be voting on proposals to:

  •
  Elect five directors to serve for one year each, until the next Annual Meeting of Shareholders or until a successor is elected and shall qualify;

  •
  Ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accountant for the fiscal year 2012; and

  •
  Consider and act upon such other business as may properly come before the meeting or at any postponement or adjournment thereof.

        How do I vote?    You can vote in the following ways:

  •
  By Mail:  If you are a holder of record, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid addressed envelope. If you hold your shares in the account or name of a broker or bank, or "street name", please complete and mail the voting instruction card that you will receive from your broker or bank.

  •
  At the Annual Meeting:  If you are planning to attend the Annual Meeting and wish to vote your shares in person, we will give you a ballot at the meeting. If your shares are held in street name, you need to bring an account statement or letter from your broker, bank or other nominee, indicating that you are the beneficial owner of the shares on March 2, 2012, the record date for voting. Even if you plan to be present at the meeting, we encourage you to complete and mail the enclosed card in advance of the meeting to vote your shares by proxy.

        What if I return my proxy or voting instruction card but do not mark it to show how I am voting?    Your shares will be voted according to the instructions you have indicated on your proxy or voting instruction card. You can specify whether your shares should be voted for all, some, or none of the nominees for director. You can also specify whether you approve, disapprove, or abstain from the other proposals. If no direction is indicated, your shares will be voted FOR the election of all of the nominees for director, and FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountant.

        May I revoke my proxy or change my vote after I return my proxy card or voting instruction card?    You may revoke your proxy or change your vote at any time before it is exercised in one of three ways:

  •
  Notify our Corporate Secretary in writing before the Annual Meeting that you are revoking your proxy;

  •
  Submit another proxy card (or voting instruction card if you hold your shares in street name) with a later date; or

  •
  Vote in person on April 25, 2012, at the Annual Meeting.

        What does it mean if I receive more than one proxy or voting instruction card?    It means that you have multiple accounts at the transfer agent and/or with banks and stockbrokers. Please vote all of your shares by returning all proxy and voting instruction cards you receive.

        What constitutes a quorum?    A quorum must be present to properly convene the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares that are entitled to vote at the Annual Meeting constitutes a quorum. You will be considered part of the quorum if you return a signed and dated proxy or voting instruction card or if you attend the Annual Meeting. Abstentions and broker non-votes will be counted as shares present at the meeting for purposes of determining whether a quorum exists, but not as shares cast for any proposal. Because abstentions and broker non-votes are not treated as shares cast, they would have no impact on any of the proposals.

        What vote is required in order to approve each proposal?    The required vote is as follows:

  •
  Election of Directors:  The election of the nominees for director requires the affirmative vote of a plurality of the shares cast at the Annual Meeting. This means that the five nominees receiving the greatest number of votes in favor of their election will be elected, even if they receive less than a majority of votes cast at the meeting. If you do not want to vote your shares for a particular nominee, you may so indicate in the space provided on the proxy card or on the voting instruction card. In the unanticipated event that any of the nominees is unable or declines to serve, the proxy holder will have the discretion to vote the proxy for another person, as shall be designated by the Board of Directors to replace the nominee, or, in lieu thereof, the Board may reduce the number of directors.

  •
  Ratification of the Selection of Independent Registered Public Accountant:  Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountant requires the affirmative vote of a majority of the shares cast at the Annual Meeting. If the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee of the Board of Directors may, but is not required to, reconsider such appointment.

        How will voting on any other business be conducted?    We do not know of any business or proposals to be considered at the Annual Meeting other than those that are described in this Proxy Statement. If any other business is proposed and we decide to allow it to be presented at the Annual Meeting, the proxies that we receive from our shareholders give the proxy holders the authority to vote on that matter according to their best judgment.

        Who will count the votes?    Broadridge Investor Communications Services will tabulate the votes that are received prior to the Annual Meeting. Representatives of USANA will act as the inspectors of election and will tabulate the votes, if any, that are cast in person at the Annual Meeting.

        May my broker vote my shares in the broker's discretion if I do not provide guidance on how I wish to vote?    Pursuant to New York Stock Exchange ("NYSE") rules, your broker will not have discretion to vote your shares absent direction from you on the matters to be presented at the Annual Meeting because such matters are "non-routine" within the meaning of such rules.

        Who pays to prepare, mail, and solicit the proxies?    We will pay all of the costs of soliciting these proxies. We will ask banks, brokers, and other nominees and fiduciaries to forward the proxy materials to the beneficial owners of our common stock and to obtain the authority of executed proxies. We will reimburse them for their reasonable expenses. In addition to the use of the mail, proxies may be solicited by our officers, directors, and other employees by telephone or by personal solicitation. We will not pay additional compensation to these individuals.

        How do I submit a shareholder proposal for next year's Annual Meeting?    Any shareholder who intends to present a proposal at the 2013 Annual Meeting of Shareholders must deliver such proposal to the Corporate Secretary, c/o USANA Health Sciences, Inc., 3838 West Parkway Blvd., Salt Lake City, Utah 84120, not later than November 25, 2012, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

        Who should I call if I have questions?    If you have questions about the proposals or the Annual Meeting, you may call Patrique Richards, USANA Investor Relations, at (801) 954-7100. You may also send an e-mail to investor.relations@us.usana.com.

PROPOSAL #1—ELECTION OF DIRECTORS

        Our Bylaws provide that the shareholders or the Board of Directors shall determine the number of directors from time to time, but that there shall be no less than three directors. The Board of Directors, by resolution, has set the number of directors at five. The Governance and Nominating Committee of the Board of Directors has nominated and recommends that our current five directors stand for re-election at the Annual Meeting. Each director who is elected at the Annual Meeting will hold office until the Company's Annual Meeting in 2013, until a successor is elected and qualified, or until the director resigns, is removed, or becomes disqualified. The Board of Directors has no reason to believe that any of the nominees for director will be unwilling or unable to serve, if elected. If due to unforeseen circumstances a nominee should become unavailable for election, the Board may either reduce the number of directors or may substitute another person for that nominee, in which event your shares will be voted for that other person.

Director Nominees

        The nominees to the Board of Directors in 2012 are Robert Anciaux, Gilbert A. Fuller, Jerry G. McClain, Ronald S. Poelman, and Myron W. Wentz, Ph.D. All of these nominees currently serve as members of the Board of Directors. Messrs. Anciaux, McClain, and Poelman are independent directors under the rules of the NYSE. The following information is furnished with respect to these nominees:

        Robert Anciaux, 66, has served as a director of USANA since July 1996. Since 1990, he has been the Managing Director of S.E.I. s.a., a consulting and investment management firm in Brussels, Belgium. Additionally, since 1982 Mr. Anciaux has been self-employed as a venture capitalist in

Europe, investing in various commercial, industrial, and real estate venture companies. In some of these privately held companies, Mr. Anciaux also serves as a director. Mr. Anciaux received an Ingenieur Commercial degree from Ecole de Commerce Solvay Universite Libre de Bruxelles. We believe Mr. Anciaux's qualifications to sit on our Board include his financial expertise and experience in providing consulting and strategic advisory services to complex organizations.

        Gilbert A. Fuller, 71, has served as a director of USANA since September 2008. Prior to that, he served as our Executive Vice President, Chief Financial Officer, and Secretary since January 2006. Mr. Fuller joined USANA in May 1996 as the Vice President of Finance and served in this role until June 1999, when he was appointed as the Company's Senior Vice President. Mr. Fuller had served as the Company's Chief Financial Officer since October 1997. Before joining USANA, from January 1994 to May 1996, Mr. Fuller was the Executive Vice President of Winder Dairy, Inc., a regional commercial dairy operation. From May 1991 through October 1993, Mr. Fuller was Chief Administrative Officer and Treasurer of Melaleuca, Inc., a manufacturer and network marketer of personal care products. From July 1984 through January 1991, Mr. Fuller was the Vice President and Treasurer of Norton Company, a multinational manufacturer of ceramics and abrasives. He obtained his certified public accountant license in 1970 and kept it current until his career path developed into corporate finance. Mr. Fuller received a B.S. in Accounting and an M.B.A. from the University of Utah. We believe Mr. Fuller's qualifications to sit on our Board include his 12 years of experience as an executive officer of USANA, his deep understanding of our business, people and products, his 15 years of experience as a financial officer in the direct selling industry, as well as his accounting, finance and corporate strategy expertise.

        Jerry G. McClain, 71, has served as a director of USANA since June 2001. Since January 2003, Mr. McClain has been self-employed, operating his own investment and real estate business in Salt Lake City, Utah and Santa Rosa, California. From August 2000 to December 2002, Mr. McClain was the Chief Financial Officer of Cerberian, Inc., a privately held company that was headquartered in Salt Lake City, Utah. From 1998 to 2000, Mr. McClain was the Chief Financial Officer and Sr. Vice President of Assentive Solutions, Inc., a company he also co-founded. From 1997 to 1998, Mr. McClain was the Chief Financial Officer for the Salt Lake Organizing Committee for the 2002 Winter Olympic Games. Before 1997, Mr. McClain served as a key financial advisor to many companies as an Audit Partner and a Managing Partner of Ernst & Young LLP for 35 years in several cities throughout the world. Mr. McClain is a former CPA and a graduate from the University of Southern Mississippi and Oklahoma State University, where he received a B.S. in Accounting and an M.S. in Accounting, respectively. We believe Mr. McClain's qualifications to sit on our Board include his extensive international experience with accounting and financial matters for public companies, his years of experience as the chief financial officer of various organizations, his corporate governance expertise and his years of experience providing independent audits and strategic advice to complex organizations.

        Ronald S. Poelman, 58, has served as a director of USANA since 1995. Since 1994, he has been a partner in the Salt Lake City, Utah law firm of Jones, Waldo, Holbrook & McDonough, where he is head of the Corporate and Securities Practice Group. Mr. Poelman began his legal career in Silicon Valley in California, and has assisted in the organization and financing of numerous companies for almost 30 years. Mr. Poelman is the President of the Utah Chapter of the National Association of Corporate Directors and frequently lectures at the meetings of this and other organizations. Mr. Poelman received a B.A. in English from Brigham Young University and a J.D. from the University of California, Berkeley. We believe Mr. Poelman's qualifications to sit on our Board include his nearly 30 years of experience as a corporate, finance and securities attorney, his long association with and service to the National Association of Corporate Directors ("NACD"), as well as his corporate governance and strategy expertise. Mr. Poelman is a 2011 NACD Governance Fellow, which is a demonstration of his commitment to boardroom excellence through completing NACD's comprehensive program of study for corporate directors.

        Myron W. Wentz, Ph.D., 71, founded USANA in 1992 and served as the Chief Executive Officer and Chairman of the Board of USANA from the time of its inception to July 2008, when he retired as Chief Executive Officer. Dr. Wentz continues to serve as Chairman of the Board. In 1974, Dr. Wentz founded Gull Laboratories, Inc., which was a developer and manufacturer of medical diagnostic test kits and was the former parent corporation of USANA. Dr. Wentz served as Chairman of Gull from 1974 until 1998. In 1998, Dr. Wentz founded Sanoviv, S.A. de C.V. ("Sanoviv"), a health and wellness center that is located near Rosarito, Mexico. Joining a pathology group in Peoria, Illinois, from 1969 to 1973, Dr. Wentz served as infectious disease specialist and directed the microbiology and immunology laboratories for three hospitals in the Peoria area. He received a B.S. in Biology from North Central College, Naperville, Illinois, an M.S. in Microbiology from the University of North Dakota, and a Ph.D. in Microbiology and Immunology from the University of Utah. We believe Dr. Wentz's qualifications to sit on our Board include his vast education and professional experience as a microbiologist, immunologist, and pioneer in the development of human cell culture technology, as well as his service as our founder, Chairman and formerly as our Chief Executive Officer.

        We will vote your shares as you specify in your proxy card. If you sign, date, and return your proxy card but do not specify how you want your shares voted, we will vote them FOR the election of each of the director nominees who are listed above.

RECOMMENDATION

  The Board of Directors unanimously recommends a vote FOR each director nominee.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

        The Board of Directors is elected by and is accountable to the shareholders of the Company. The Board establishes policy and provides strategic direction, oversight, and control of the Company. The Board met 12 times during fiscal year 2011. All directors attended at least 75% of the meetings of the Board and the Board Committees of which they are members.

Board Leadership Structure

        Our founder, Dr. Myron Wentz, is the Chairman of our Board of Directors and David A. Wentz is our Chief Executive Officer, or CEO. The Board has not adopted a specific policy on whether the same person should serve as both the CEO and chairman of the board or, if the roles are separate, whether the chairman should be selected from the non-employee directors or should be an employee. The Board believes it is most appropriate to retain the discretion and flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for the Company at that time.

        Historically, Dr. Wentz has served as both Chairman of the Board and CEO of the Company. In 2008, however, Dr. Wentz retired as CEO and the Board appointed David A. Wentz as CEO. We believe it is currently appropriate to separate the roles of CEO and Chairman of the Board as a result of the differences between the two roles. Our CEO is responsible for setting the strategic direction for the Company, with guidance from the Board. He is also responsible for the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO and sets the agenda for Board meetings and presides over meetings of the full Board. Although Dr. Wentz is not independent under the rules of the NYSE, the Board believes the experience, leadership and vision he provides as Chairman of the Board is essential to the short-and-long-term success of the Company.

        The Board maintains a number of governance practices to ensure effective independent oversight of Board decisions, including (i) the appointment of strong, independent directors who constitute a majority of the Board and intimately understand the Company's business and industry; (ii) executive sessions of the independent directors in connection with every Board meeting; and (iii) annual evaluations of the performance of the Board, carried out by the independent directors. The independent members of the Board have not chosen one particular director to act as the lead independent director or to preside at all executive sessions of the Board.

Director Independence

        NYSE rules and regulations generally require listed companies to have a board of directors with a majority of independent directors. However, the rules exempt companies meeting the definition of a "Controlled Company" from this and certain other requirements related to corporate governance. The Board has determined that the Company is a "Controlled Company" under the NYSE rules because Gull Holdings, Ltd. owns and controls more than 50% of the Company's outstanding shares of common stock. Gull Holdings, Ltd. is an entity that is solely owned and controlled by our founder and chairman, Dr. Myron Wentz. Notwithstanding the Company's status as a Controlled Company, a majority of the members of the Board of Directors are independent, as discussed below.

        To assist the Board in making its determination regarding director independence, the Board has adopted independence standards that conform to the independence requirements of the NYSE. In addition to evaluating each director's independence, the Board considers all relevant facts and circumstances in making its independence determination. We assess director independence on an annual basis. The Board has determined, after careful review, that all of the current directors, other than Dr. Myron Wentz and Gilbert A. Fuller, who have also been nominated for election at the 2012 Annual Meeting are independent based on the applicable rules of the NYSE and the applicable regulations of the Securities and Exchange Commission (the "SEC"). In particular, the Board noted that Robert Anciaux, Jerry G. McClain, and Ronald S. Poelman had no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and determined that each of them is "independent" under NYSE listing standards.

Communications with Directors

        Our shareholders or other interested parties wishing to communicate with the Board of Directors, the non-management directors as a group, or any individual director may do so in writing by addressing the correspondence to that individual or group, c/o James H. Bramble, Corporate Secretary, USANA Health Sciences, Inc., 3838 West Parkway Boulevard, Salt Lake City, Utah 84120. All such communications will be initially received and processed by our Corporate Secretary. Accounting, audit, internal accounting controls and other financial matters will be referred to our Audit Committee chair. Other matters will be referred to the Board of Directors, the non-management directors, or individual directors as appropriate.

        Directors are encouraged by the Company to attend the Annual Meeting of Shareholders if their schedules permit. All directors, except Dr. Wentz and Mr. Anciaux, were present at the Company's Annual Meeting of the Shareholders that was held in April 2011.

Committees of the Board of Directors

        The Board of Directors has a separately-designated standing Audit Committee, Compensation Committee, and Governance and Nominating Committee. Information about the composition and responsibilities of each committee is provided below.

        Governance and Nominating Committee.    The Governance and Nominating Committee of the Board of Directors (the "Governance Committee") was established in February 2004. The Governance Committee met four (4) times during 2011, with all members of the committee participating in each meeting. Members of the Governance Committee during fiscal 2011 and at the date of this Proxy Statement are Gilbert A. Fuller, Chairman, Robert Anciaux, Jerry G. McClain, and Ronald S. Poelman. Each member of the Governance Committee except for Mr. Fuller meets the definition of "independent" set forth in the rules of the NYSE. The Board believes that, considering Mr. Fuller's 12 years of experience as an employee and executive officer of the Company, his sound judgment and his expertise with corporate governance matters, it is essential for him to serve as a member of the Governance Committee. As a result, the Board has utilized the Controlled Company exemption under the rules of the NYSE to appoint Mr. Fuller to the Governance Committee.

        The Governance Committee's responsibilities include: (i) identifying and evaluating prospective nominees for director, (ii) nominating the director nominees for election at the annual meeting of shareholders, (iii) periodically reviewing the performance of the Board and its members and determining the number, function, and composition of the Board's committees, and (iv) overseeing corporate governance matters. Additionally, the Board has delegated much of its responsibility for risk oversight and management to the Governance Committee. The Governance Committee conducts these risk oversight and management functions as part of its corporate governance oversight and reports its findings with respect to risk oversight and management to the entire Board. More information about the Board of Directors and Governance Committee's risk oversight and management practices is provided below under the caption "Risk Oversight and Management".

        The Governance Committee believes, among other things, that the Company's Board of Directors should be composed of directors with varied, complementary backgrounds, which reflect a diversity of viewpoints, backgrounds, experience and other factors. The Governance Committee also believes that directors should, at a minimum, (i) have expertise that may be useful to the Company, (ii) possess the highest personal and professional ethics, and (iii) be willing and able to devote the required amount of time to the Company's business. In light of these beliefs, the Governance Committee considers many factors in evaluating the suitability of candidates for Board membership, and also determining whether a director should be retained and stand for re-election, including: whether the candidate meets the requirements for independence; the candidate's background and experience, particularly in the Company's industry; the candidate's personal qualities, accomplishments, character and reputation in the business community; and the fit of the candidate's individual skills and personality with those of the Company's other directors.

        The Governance Committee may from time to time consider qualified nominees who are recommended by shareholders. The Governance Committee does not have different standards for evaluating nominees based on whether they have been suggested by our shareholders or by our directors. Shareholders who wish to make such a recommendation may do so by sending a written notice, as described under the heading "How do I submit a shareholder proposal for next year's Annual Meeting?" in the section of this Proxy Statement titled "Questions and Answers about the Meeting."

        Audit Committee.    The Audit Committee of the Board of Directors (the "Audit Committee") is a standing committee of the Board, which has been established as required by Section 3(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules of the NYSE. The Audit Committee met five (5) times during 2011, with all members participating in each meeting. Members of the Audit Committee during fiscal 2011 and at the date of this Proxy Statement are Jerry G. McClain, Chairman, Ronald S. Poelman, and Robert Anciaux, each of whom meets the definition of "independent" set forth above. The Board has determined that Mr. McClain is an "audit committee financial expert," as defined by the applicable regulations promulgated by the SEC under the Exchange Act. The Board also believes that each member of the Audit Committee meets the NYSE composition requirements, including the requirements regarding financial literacy. The Audit Committee's responsibilities include: (i) appointing the independent registered public accountant of the Company, (ii) reviewing, approving and monitoring the scope and cost of any proposed audit and non-audit services that are provided by, as well as the qualifications and independence of, the independent registered public accountant, (iii) reviewing and monitoring with the independent registered public accountant, and internal audit staff, the results of audits, any recommendations from the independent registered public accountant and the status of management's actions for implementing such recommendations, as well as the quality and adequacy of our internal financial controls and internal audit staff, and (iv) reviewing and monitoring the Company's annual and quarterly financial statements and the status of material pending litigation and regulatory proceedings.

        Compensation Committee.    The Compensation Committee of the Board of Directors (the "Compensation Committee") met four (4) times during 2011, with all members of the committee participating. Members of the Compensation Committee during fiscal 2011 and at the date of this Proxy Statement are Ronald S. Poelman, Chairman, Robert Anciaux, and Jerry G. McClain, each of whom meets the definition of "independent" set forth in the rules of the NYSE. In addition, all members of the Compensation Committee are outside directors as defined by Rule 162(m) of the Internal Revenue Code and are non-employee directors as defined by the applicable regulations promulgated by the SEC under the Exchange Act. The Compensation Committee's responsibilities include: (i) reviewing and recommending to the full Board of Directors the salaries, bonuses, and other forms of compensation and benefit plans for management and (ii) administering USANA's equity compensation plans. The duties of the Compensation Committee as the administrator of those plans include, but are not limited to, determining those persons who are eligible to receive awards, establishing terms of all awards, authorizing officers of the Company to execute grants of awards, and interpreting the provisions of the equity compensation plans and grants that are made under those plans. The Compensation Committee is also responsible for reviewing and approving the Compensation Discussion and Analysis included in this Proxy Statement.

Risk Oversight and Management

        Our Board of Directors is actively involved in the oversight and management of the material risks that could affect the Company. Historically, our Board of Directors has carried out its risk oversight and management responsibilities by both monitoring risk directly as a full board and, where appropriate, through Board committees. The Board's direct role in our risk management process includes receiving regular reports from our executive officers and other members of senior management on areas of material risk to the Company, including operational, strategic, financial, legal and regulatory risks. In 2009, the Board delegated much of its direct risk oversight and management responsibility to the Governance Committee. The mandate of the Governance Committee with respect to risk management is to work with management to create an efficient process for assessing and reporting material risk to the Governance Committee and, ultimately, the Board. The Governance Committee continued to utilize this process during 2011.

        The Board has also historically delegated the oversight and management of certain risks to the Audit Committee and Compensation Committee. The Audit Committee is responsible for the oversight of Company risks relating to accounting matters, financial reporting and related party transactions. To satisfy these oversight responsibilities, the Audit Committee regularly meets with and receives reports from the Company's Chief Financial Officer, director of internal audit, the Company's independent registered public accountant, PricewaterhouseCoopers LLP, and the Company's in-house and outside legal counsel. The Audit Committee is also responsible for discussing with management, our independent registered public accountant and the chair of the Governance Committee, the areas of risk management overseen by the Governance Committee.

        The Compensation Committee is responsible for the oversight of risk relating to the Company's compensation and benefits programs. To satisfy these oversight responsibilities, the Compensation Committee regularly meets with and receives reports from the Company's Chief Executive Officer and Chief Financial Officer to understand the financial, human resources and shareholder implications of compensation and benefits decisions.

Compensation Risk Analysis

        Our Compensation Committee considers the risk to the Company associated with each component of our executive compensation program, namely base salary, and short-and-long term incentive compensation. In considering these risks, the Compensation Committee believes that the following factors, among others, reduce the likelihood of excessive risk taking in connection with executive compensation at USANA:

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  Our compensation components provide a balanced mix of (i) cash and equity compensation, (ii) short-term and long-term incentive compensation, and (iii) financial and non-financial performance metrics;

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  All U.S.-based employees participate in the same short-term incentive program with similar performance metrics;

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  Maximum pay-out levels for short-term incentive compensation are generally capped at 100% of an executive officer's and employee's base salary;

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  Our equity awards generally vest over five years and are only valuable if the Company performs and our stock price increases over time;

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  We maintain strict internal controls over the determination and pay-out of each component of executive compensation;

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  We do not enter into employment, severance or other management agreements with any of our executive officers that contain post-termination or change-in-control payments; and

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  We generally do not provide significant perquisites or personal benefits to our executive officers.

        Based on the Compensation Committee's review of these factors and others, the Committee does not believe that the Company's executive compensation program creates risks that are reasonably likely to have a material adverse effect on the Company.

Board Committee Charters

        A written charter has been adopted for each of the Audit Committee, Compensation Committee and Governance and Nominating Committee. Copies of the Audit Committee Charter, Compensation Committee Charter, and Governance and Nominating Committee Charter are available, free of charge, on the Company's website at www.usanahealthsciences.com under the "Corporate Governance" tab. The information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement.

Corporate Governance Guidelines

        The Company has adopted Corporate Governance Guidelines that outline the Company's corporate governance policies and principles. The Company's Corporate Governance Guidelines are available, free of charge, on the Company's website at www.usanahealthsciences.com under the "Corporate Governance" tab.

 Code of Ethics

        We have adopted a code of ethics that applies to all of our directors, officers (including our Chief Executive Officer and Chief Financial and Accounting Officer), and employees. We require that all of our directors, officers and employees certify on an annual basis that they are in compliance with the code. A copy of the code of ethics is available on the corporate governance section of our web site at www.usanahealthsciences.com. In the event the Company makes any amendments to, or grants any waivers of, a provision of its code of ethics that applies to the principal executive officer, principal financial officer or principal accounting officer of the Company that requires disclosure under applicable SEC rules, the Company intends to disclose such amendment or waiver and the reasons therefor on a Current Report on Form 8-K or on its next periodic report filed under the Exchange Act.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee during fiscal 2011 was composed of Ronald S. Poelman, Chairman, Robert Anciaux and Jerry G. McClain. All members of the Compensation Committee are independent directors. No member of the Company's Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries, or had any relationship requiring disclosure by Item 404 of Regulation S-K. Additionally, no director or executive officer of the Company is a director or executive officer of any other corporation that has a director or executive officer who is also a director of the Company.

EXECUTIVE OFFICERS

        The executive officers of USANA at January 1, 2012, and as of the date of this Proxy Statement were

Name	Position
Myron W. Wentz, Ph.D.	Chairman of the Board
David A. Wentz	Chief Executive Officer
Kevin G. Guest	President of North America
Deborah Woo	President of Asia Pacific
G. Douglas Hekking	Chief Financial Officer
Roy W. Truett	Chief Operating Officer
Daniel Macuga	Chief Communications Officer
James H. Bramble	Chief Legal Officer

        Biographical information for Myron W. Wentz is included above with the other nominees for director. The following information is provided for each of our other executive officers.

        David A. Wentz, 41, Chief Executive Officer.    Mr. Wentz joined USANA as a part-time employee in 1992. He has been a full-time employee since March 1994. From 1993 until April 2004, he was a member of the Company's Board of Directors. Mr. Wentz was appointed Chief Executive Officer in July 2008. He served as President from July 2002 to July 2008 and previously served as the Company's Executive Vice President from October 2001 to July 2002. He served as the Company's Senior Vice President of Strategic Development from June 1999 to October 2001, and as the Company's Vice President of Strategic Development from August 1996 to June 1999. Mr. Wentz received a B.S. in Bioengineering from the University of California, San Diego. Mr. Wentz is the son of Dr. Wentz, who is the founder of the Company and Chairman of the Company's Board of Directors.

        Kevin G. Guest, 49, President of North America.    Mr. Guest joined USANA on a part-time basis in April 2003, as Executive Director of Media and Events. Following the Company's acquisition of FMG Productions, a media, video, and event productions company that was founded by Mr. Guest, he became a full-time employee of the Company and was promoted to Vice President of Media and Events in February 2004. In January 2006, he was appointed as the Company's Executive Vice President of Marketing and served in that role until July 2008, when he was appointed Chief Marketing Officer. Mr. Guest served in this role until May 2011, when he was appointed as President of North America. Prior to joining USANA full-time, from 1992 to February 2004, Mr. Guest served as the Managing Partner of FMG Productions. Mr. Guest has been part of the media production arena for more than 20 years and has received numerous awards for producing, directing, and writing. He has overseen USANA's audio, video, and event productions worldwide since the Company's inception. Mr. Guest earned a B.A. in Communications from Brigham Young University.

        Deborah Woo, 58, President of Asia Pacific.    Mrs. Woo joined USANA as General Manager of USANA Hong Kong in 1999. Mrs. Woo served as the Company's General Manager of USANA Hong Kong from 1999 to 2003. In 2003, she was promoted to Regional General Manager and became responsible for the Hong Kong, Taiwan, and Singapore markets. Mrs. Woo was subsequently promoted to Vice President of Greater China and East Asia in 2005. As a result of USANA's strategic regional alignment in 2007, Mrs. Woo was appointed as Vice President of Greater China and North Asia. In 2008, Mrs. Woo was promoted to Executive Vice President of Asia. In February 2010, Mrs. Woo was promoted to Executive Vice President of Sales and served in this role until May 2011, when she was appointed President of Asia Pacific. Mrs. Woo entered the direct selling industry in 1990 as a Distributor Relations Manager for Amway Hong Kong. She later became Director of Sales for Caring International (Hong Kong) Limited in 1996 where she headed up multifunctional teams in operations, distributor relations, and marketing.

        G. Douglas Hekking, 42, Chief Financial Officer.    Mr. Hekking joined USANA in 1992 and served the company in several management positions until March 1996, when he was appointed as controller. Mr. Hekking served as controller from March 1996 until February 2005 when he was appointed as Vice President of Finance. He served as Vice President of Finance until July 2007, when he transitioned to USANA's operations group and was appointed as Executive Director of Special Projects. He served in this position until May 2011, when he was promoted to Chief Financial Officer. Mr. Hekking received a B.S. in accounting from the University of Utah and an M.B.A. from Brigham Young University.

        Roy W. Truett, 44, Chief Operating Officer.    Mr. Truett joined USANA in April 2003 as Executive Director of Information Technology. He served in this role until July 2005, when he was appointed Vice President of Information Technology. In July 2008, Mr. Truett was appointed Chief Information Officer and served in this role until May 2011, when he was appointed as Chief Operating Officer. Prior to joining USANA, Mr. Truett was employed at Humana Inc., where he was accountable for all IT systems related to corporate sales, marketing, and telemarketing activities. Mr. Truett received a B.S. in business administration with an emphasis in information systems management from Francis Marion University in Florence, South Carolina and a M.B.A. from the University of Phoenix.

        James H. Bramble, 42, Chief Legal Officer.    Mr. Bramble joined USANA in March 1998 to manage the Compliance and Legal Departments. In April 2006 he was appointed Vice President and General Counsel. In July 2008, Mr. Bramble was also appointed Corporate Secretary. Prior to joining USANA, Mr. Bramble was employed with Novus Services. Mr. Bramble received a B.S. in political science with a minor in Spanish from the University of Utah in Salt Lake City, Utah. He received his J.D from the S.J. Quinney College of Law at the University of Utah.

        Dan Macuga, 42, Chief Communications Officer.    Mr. Macuga joined USANA in 2007 as Vice President of Network Development and Public Relations. In July 2008, he was appointed as Vice President of Marketing, Public Relations and Social Media and served in that role until December 2011, when he was appointed Chief Communications Officer. Prior to joining USANA, Mr. Macuga was employed at the Chrysler Corporation, where he spent 15 years working closely with independent dealership entrepreneurs to help them build their businesses, increase awareness for their products, and keep them focused on effective customer relationship management. Mr. Macuga received a B.A. in communications from the University of California, San Diego.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

        The following Compensation Discussion and Analysis describes the material elements of the compensation and benefit programs for our executive officers who are identified in the Summary Compensation Table ("Named Executive Officers") of this Proxy Statement.

Role of Compensation Committee

        The executive compensation philosophy and practice of USANA has been developed through a collaborative effort of the Compensation Committee, the Company's Chief Executive Officer, and the Vice President of Human Resources. While these officers offer ideas, opinions, and proposals in Compensation Committee meetings, the Compensation Committee functions and votes independently from these officers. The Compensation Committee is responsible for all changes to the executive compensation philosophy and program. The Compensation Committee consists of three members of USANA's Board of Directors, all of whom are "independent" under the rules of the NYSE. These members are appointed to the Compensation Committee by the Board of Directors. The Compensation Committee acts under a written charter, which outlines the committee's authority and responsibilities.

 Role of Corporate Leadership in Assisting Compensation Committee

        The Compensation Committee has the primary authority to determine the Company's compensation philosophy and to establish compensation for the Company's executives, including the Named Executive Officers (each also an "Executive" and collectively, "Executives"). It is responsible for ensuring that executive compensation decisions are thoroughly researched and implemented. All of the Company's Executives and employees participate in an annual performance review with their immediate supervisor, during which the Executive or employee receives input about his or her performance and contributions to the Company's results for the period being assessed. The Compensation Committee seeks input from the Company's Chief Executive Officer, Chief Financial Officer, and Vice President of Human Resources to identify key factors and to obtain information that is related to executive compensation. These key factors and information generally involve the individual Executive's level of responsibility, his or her years of experience, his or her current overall compensation level in relation to external market studies and internal equity analysis between executives, the impact of current compensation practices on the Company's financial statements, and the relationship between executive compensation and performance of the Company.

        The Company's Vice President of Human Resources takes direction from and makes suggestions to the Chairman of the Compensation Committee in establishing the quarterly committee meeting agenda and in preparing the materials to be presented to the Compensation Committee. These materials contain minutes from prior meetings, key items to be addressed, and background information to help the Compensation Committee in its decision-making process.

Compensation Philosophy and Objectives

        The Company's compensation philosophy, as approved by the Compensation Committee, is to establish and maintain executive compensation programs that are designed to accomplish the following objectives:

  •
  To attract and retain, through a fair and competitive compensation plan, Executives who have the intelligence, education, and experience that is required to effectively administer the affairs of the Company;

  •
  To motivate our Executives to achieve certain financial and non-financial performance objectives for the benefit of our shareholders by tying components of their total compensation to individual and Company performance; and

  •
  To ensure that compensation practices do not impair USANA's financial strength or future success.

        The Compensation Committee intends to meet these objectives by utilizing and maintaining a balance among three major components of compensation: base salary, short-term incentive compensation (cash bonus), and equity compensation. The Committee believes that these three components provide the appropriate framework to attract, retain and motivate our Executives, and align a significant portion of executive compensation with short-and long-term performance objectives that drive shareholder value. As shown in the compensation tables following this report, our Executives do not currently receive retirement benefits, severance arrangements, deferred compensation opportunities, or other perquisites that are commonly provided to executives of similarly sized companies.

Compensation Consultants

        During 2011, we did not engage or consult with a compensation consultant in connection with rendering decisions on Executive compensation. In the past, however, the Compensation Committee has engaged Frederic W. Cook & Co., Inc. ("FWC"), an independent executive compensation consulting firm, to advise and make recommendations regarding USANA's executive compensation program. During 2011, the Compensation Committee utilized the following materials, along with other resources and tools, to render compensation decisions for 2011: (i) surveys and reports of executive compensation paid by public companies, with characteristics similar to USANA, on a national basis; and (ii) surveys from Mercer, ERI, U.S. Direct Selling Association, and Western Management Group of executive compensation paid by certain of the Company's direct competitors, consisting of both public and private companies, on a local and national basis.

Components of Compensation

Base Salary

        Base salary represents the fixed component of executive compensation. It is designed to compensate our Executives fairly and competitively at levels necessary to attract, retain and motivate qualified executives in our industry. Consistent with this philosophy, the Compensation Committee, on an annual basis, evaluates our Executives' base salaries. The Committee asks for input and recommendations from the CEO and Vice President of Human Resources and then considers (i) the Executive's scope of responsibilities, maturity in role, demonstrated level of performance, accomplishments and contributions to the Company; (ii) the performance of USANA, both financially and operationally; (iii) current market data and salary levels for each Executive's particular position; and (iv) the total compensation paid to each Executive. The Committee then renders a decision for each Executive's base salary based on the total mix of the foregoing information.

        As part of its 2011 Executive compensation evaluation, the Compensation Committee, after reviewing the information outlined above, approved the Executives' base salaries from July 2011 through June 2012 as follows:

Executive	Appointed Office	2010 - 2011 Base Salary ($)	2011 - 2012 Base Salary ($)
David A. Wentz	Chief Executive Officer	$600,000	$618,000
Kevin G. Guest	President of North America	$520,150	$566,500	*
Deborah Woo	President of Asia Pacific	$442,074	$543,068	*
G. Douglas Hekking	Chief Financial Officer	$186,727	$280,000	*
Roy W. Truett	Chief Operating Officer	$288,400	$400,000	*

*
Each of Mr. Guest, Mrs. Woo, Mr. Hekking and Mr. Truett received promotions during 2011, which meaningfully increased their area and scope of responsibility. The Compensation Committee considered each Executive's particular promotion, as well as the criteria explained above, in connection with approving the increases in the base salary for the particular Executive in 2011.

        As he did in 2010, Mr. Wentz recommended that the Compensation Committee not increase his base salary during 2011, despite the committee's determination that an increase was warranted. The Compensation Committee, however, determined that some level of increase was appropriate and, therefore, approved a three percent (3%) increase in Mr. Wentz's salary for the period July 2011 to June 2012. With respect to each of the other Executives identified in the table, the Compensation Committee determined that the increases to such Executives' base salaries were reasonable and necessary in light of each Executive's respective promotion and to ensure that the compensation we offer to our Executives is fair and competitive. The actual base salaries paid to our Executives during the year ended December 31, 2011 are reflected in column (c) of the Summary Compensation Table of this Proxy Statement.

 Non-Equity Incentive Plan Compensation

        We offer our Executives non-equity incentive plan compensation in the form of a cash bonus that is based on USANA's achievement of certain financial and non-financial performance objectives during the applicable year. Cash bonuses are based on a percentage of the Executive's base salary. Each year, the Compensation Committee sets the range of the cash bonus for which each Executive is eligible and sets the performance objectives on which cash bonuses for that year will be based.

2011 Non-Equity Incentive Plan

        For 2011, the Compensation Committee approved the 2011 Executive Bonus Plan (the "2011 Bonus Plan"), which was based on the achievement of one universal Company performance objective: increasing the number of active Associates and Preferred Customers ("Active Customers") in each of the Company's markets without sacrificing profitability (the "2011 Performance Objective"). The Compensation Committee approved the 2011 Performance Objective to align the focus of the Company's Executives on growing the number of Active Customers in 2011 and, ultimately, growing sales. The 2011 Performance Objective had three components: (i) regional and/or market Active Customer growth; (ii) weighting by region or market; and (iii) a required level of Company profitability. The extent to which an Executive received a bonus under the 2011 Bonus Plan depended on the product of these three components. Each component is discussed below.

  •
  Regional / Market Active Customer Growth

        The 2011 Performance Objective established escalating growth levels for Active Customers in each of the Company's regions and certain markets, as set forth in the table below. For certain of the Company's Executives, these growth levels were tied to individual markets in the regions noted below. The growth levels were as follows:

Region and/or Market	Minimum Growth Level	Minimum to Target Growth Level	Target Growth Level	Target to Maximum Growth Level	Maximum Growth Level
North America	0% - 1%	1% - 4%	4% - 8%	8% - 12%	Above 12%
Asia Pacific (excluding Hong Kong and China)	0% - 1%	1% - 4%	4% - 8%	8% - 12%	Above 12%
China(1)	$40 - $45 million	$45 - $55 million	$55 - $67 million	$67 - $80 million	Above $80 million

(1)
The growth requirements for China were measured as U.S. dollar sales as opposed to a percentage of Active Customer growth.

  •
  Bonus Weighting by Region

        The 2011 Bonus Plan weighted (or rewarded) growth in the applicable region or market differently for many of our Executives, based on the significance of the region or market to the Executive's overall jurisdictional area of responsibility. The following table shows the bonus weighting for each Executive:

Executive	North America	Asia Pacific (excluding Hong Kong and China)	China
David A Wentz	50%	20%	30%
Kevin G. Guest(1)	50%	30%	20%
Deborah Woo(2)	—	40%	50%
G. Douglas Hekking	40%	20%	40%
Roy W. Truett	40%	30%	30%

(1)
The weighting of Mr. Guest's bonus was determined at the beginning of 2011 by the Compensation Committee based on Mr. Guest's role at the time as Chief Marketing Officer.

(2)
The weighting of Mrs. Woo's bonus was as follows (i) 40% based on Active Customer growth in certain individual markets in Asia Pacific, as opposed to the Asia Pacific region as a whole; (ii) 10% based on Active Customer growth in Hong Kong; and (iii) 50% based on net sales growth in China.
  •
  Required Level of Profitability

        The intent of the 2011 Bonus Plan was to reward growth in Active Customers, and ultimately sales, without sacrificing our profitability. As such, the plan contained several thresholds for profitability, which were all measured by earnings from operations (as a percentage of net sales) and are set out in the table below. As the table indicates, if earnings from operations were below the required level, the Executive's eligibility to receive a bonus under the 2011 Bonus Plan (notwithstanding the Company's achievement of the required customer growth level) decreased as well.

Earnings from Operations Threshold (% of net sales)	Eligibility to Participate in 2011 Bonus Plan
12.7% and above	100% eligible
12.7% - 12.5%	90% eligible
12.5% - 12.3%	80% eligible
12.3% - 12.1%	50% eligible
12.1% and below	Not eligible
  •
  Executive's Bonus Potential

        Under the 2011 Bonus Plan, Executives were eligible to receive a cash bonus of between zero and 100% of their base salary, depending on the product of the foregoing components of the 2011 Bonus Plan. Each Executive's target bonus percentage under the 2011 Bonus Plan was 50% of the Executive's base salary.

  •
  2011 Executive Bonus Plan Payout

        Shortly after the end of fiscal 2011, the Compensation Committee reviewed the foregoing performance objectives and evaluated the actual performance delivered by the Company under the 2011 Bonus Plan. The Compensation Committee noted that the Company:

  •
  Achieved earnings from operations for fiscal 2011 of 13.3%, which was sufficient to make each Executive 100% eligible for the 2011 Bonus Plan;

  •
  Achieved Active Customer growth for fiscal 2011 of 13.4% for the Asia Pacific region (excluding Hong Kong and China), which was above the maximum growth level for that region; and

  •
  Did not achieve the minimum performance level for Active Customer growth in the North America or China regions and, as such, the payout under the bonus plans allocated to these regions would be zero.

        Based on the Company's performance and the weighting of each objective, the Compensation Committee awarded the following cash bonuses to eligible Executives, as a percentage of base salary:

Executive	Bonus Awarded (% of Base Salary)
David A. Wentz	20%
Kevin G. Guest	30%
Deborah Woo	30%
G. Douglas Hekking	20%
Roy Truett	30%

        The actual cash bonuses paid to our Executives under the 2011 Bonus Plan are reflected in column (g) of the Summary Compensation Table of this Proxy Statement.

  •
  2011 Discretionary Cash Bonus

        During its evaluation of the Company's performance under the 2011 Bonus Plan, the Compensation Committee noted that several events occurred during 2011that were not contemplated by the objectives under the 2011 Bonus Plan. These events occupied a significant portion of management's time during 2011 and directly impacted the Company's ability to achieve the performance objectives under the 2011 Bonus Plan. One of these events was the Company's decision, after extensive input from its Associates, to modify its China integration plan. The modifications to this plan were made to better position the Company for long-term growth in China, but had the effect of slowing short-term sales growth in China. These modifications meaningfully impacted the Company's ability to achieve the China sales growth component of the 2011 Bonus Plan.

        Another unanticipated event that occurred during 2011 was the resignation of certain key members of the Company's executive team. As a result of these resignations, certain Executives received promotions, which meaningfully increased their area and scope of responsibility. Additionally, these resignations caused our Executives to devote much of their time during 2011 to meeting with our Associate sales force to assure them of the Company's commitment to them. As such, this event also impacted the Company's ability to achieve each performance objective under the 2011 Bonus Plan.

        After considering these events and each Executive's efforts to respond to these events, the Compensation Committee determined that the 2011 Bonus Plan did not reasonably compensate the Company's Executives for their efforts and performance during 2011. Consequently, the Compensation Committee approved the following additional discretionary cash bonus for each Executive, which was determined as a percentage of the Executive's base salary:

Executive	Discretionary Bonus (% of Base Salary)
David A. Wentz	10%
Kevin G. Guest	7%
Deborah Woo	15%
G. Douglas Hekking	24%
Roy Truett	11%

        The actual cash bonuses paid to our Executives are reflected in column (d) of the Summary Compensation Table of this Proxy Statement.

2012 Non-Equity Incentive Plan

        For 2012, the Compensation Committee approved the 2012 Executive Bonus Plan (the "2012 Bonus Plan"), which is also based on one universal Company performance objective: growth in net sales and profitability. The Compensation Committee approved this single performance objective to: (i) focus the Company's Executives on growing sales in 2012, without sacrificing profitability; and (ii) align the Bonus Plan offered to Executives with the profit sharing plan offered to all other employees of the Company. Under the 2012 Bonus Plan, nine percent (9%) of the Company's adjusted operating profits, which exceed ten percent (10%) of net sales, will be paid to Executives in the form of a cash bonus. Payments under the 2012 Bonus Plan will be distributed as an equal percent of the Executive's base salary. In comparison, the profit sharing plan offered to all other employees of the Company pays a cash bonus of ten and a half- percent (10.5%) of the Company's adjusted operating profits, which exceed ten percent (10%) of net sales.

        Under the 2012 Bonus Plan, Executives are eligible to receive a cash bonus of between zero and 100% of their base salary, depending on the performance of the Company under the 2012 Bonus Plan. Each Executive's target bonus percentage under the 2012 Bonus Plan is 50% of the Executive's base salary. Future estimated payouts under the 2012 Bonus Plan are reflected in the Grants of Plan-Based Awards table of this Proxy Statement.

Equity Compensation

        Equity compensation is an integral part of USANA's compensation philosophy. We believe that equity grants that vest over a period of years tie a portion of our Executives' compensation to the Company's long-term performance and, thereby, align the interests of our Executives with the interests of our shareholders. Our equity compensation program delivers compensation to Executives only when the Company performs and the value of the Company's stock increases. USANA provides equity-based compensation primarily through the issuance of Stock-Settled Stock Appreciation Rights ("SSARs"). Grants of equity awards are made for both Executives and other eligible employees at regular Compensation Committee meetings and at special meetings, as needed. The date for such grants is customarily the date of the Compensation Committee's meeting at which the particular grant is approved.

        The Compensation Committee's philosophy has been to issue intermittent SSAR awards to Executives to drive long-term Company performance as well as individual Executive performance. In general SSAR awards vest annually in equal installments over a 5-year period. The grant price for these awards is the fair market value of the award as of the date of grant as determined by the closing price of the Company's common stock on the date of grant. Aside from a SSAR award to Mr. Hekking upon his promotion to Chief Financial Officer of the Company, the Compensation Committee did not award SSARs to our Executives during 2011.

Other Compensation

        Other than as described above, USANA does not at this time provide benefits to its Executives that are different from or in addition to those that are provided to its general employees.

        Retirement:    Executives may participate in Company sponsored 401(k) retirement plans on the same terms and conditions, including Company matching provisions, as other employees. For the year ended December 31, 2011, the Company contributed matching funds totaling $990,446 to our 401(k) plan in which all eligible employee participants shared. During 2011, each of our eligible Executives participated in our 401(k) plan and shared matching funds totaling $60,025. Mrs. Woo is not eligible to participate in our 401(k) plan and the Company pays retirement compensation to her, as disclosed in the Summary Compensation Table, pursuant to Hong Kong law. Except as disclosed in this paragraph, we provide no other retirement benefits to our Executives.

        Severance:    USANA has no severance agreements or contracts with any of its Executives that contain post-termination or change-in-control payment provisions.

        Perquisites:    It is our general practice not to provide significant perquisites or personal benefits to our Executives. The Compensation Committee, however, retains the discretion to consider and award reasonable perquisites or personal benefits to Executives as necessary to accomplish the objectives under our compensation philosophy. In this regard, it should be noted that we do not currently provide pension arrangements, post-retirement health coverage, or similar benefits for our Executives or employees. In 2011, we paid health, life, and disability insurance premiums on behalf of our Executives, all on the same terms as those that we provide to all of the Company's employees.

        Insurance Plans and Other Benefits:    We provide insurance plans and other benefits to our Executives that are similar to those plans and benefits that are customarily provided to general employees of the Company.

        Indemnification:    Article VI of our Amended and Restated Articles of Incorporation and Article 5 of our Bylaws provide for indemnification of our directors, officers, employees, and other agents to the extent and under the circumstances permitted by the Utah Business Corporation Act. We have entered into agreements with our directors and officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent allowed. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, or persons controlling us under the foregoing provisions, the SEC has stated that such indemnification is against public policy, as expressed in the Securities Act, and, therefore, such indemnification provisions may be unenforceable.

Section 162(m) Treatment Regarding Performance-Based Equity Awards

        Under Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), a public company is generally denied deductions for compensation paid to the chief executive officer and the next four most highly compensated executive officers to the extent the compensation for any such individual exceeds $1,000,000 for the taxable year. The Company's executive compensation programs are designed to preserve the deductibility of compensation payable to executive officers, although deductibility will be only one among a number of factors considered in determining appropriate levels or types of compensation.

Consideration of Shareholder Advisory Votes

        The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), required that we include in our proxy statement for the 2011 Annual Meeting of Shareholders (the "2011 Annual Meeting") a non-binding, advisory shareholder vote to approve the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis section, and the compensation tables, set forth in the proxy statement for that meeting.

        At the 2011 Annual Meeting, our shareholders voted for approval of the compensation of our Named Executive Officers (94% of votes cast), and voted for approval of a triennial frequency for future advisory votes with respect to our named executive officer compensation (67% of votes cast).

        The Compensation Committee has considered the results of this advisory vote in determining the Company's compensation policies and decisions for 2012, and has determined that such policies and decisions are appropriate and in the best interests of the Company and its shareholders.

        The Compensation Committee has also considered the results of the advisory vote regarding the frequency of future shareholder advisory votes on the compensation of the Company's named executive officers. In this regard, the Compensation Committee concurred with the shareholders' approval of the Company's determination to include a shareholder advisory vote on executive compensation in its future proxy materials once every three years. Additionally, the Compensation Committee has recommended to the Board that this advisory vote be held once every three years and the Board has approved the committee's recommendation. This will be the frequency of such advisory votes until the next required vote on the frequency of advisory votes on executive compensation, which will occur at the Company's Annual Meeting of shareholders in 2017, or until the Compensation Committee, or Board of Directors, otherwise determines a different frequency for such shareholder advisory votes.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

        Respectfully submitted by the members of the Compensation Committee:

Ronald S. Poelman (Chair) Jerry G. McClain Robert Anciaux

SUMMARY COMPENSATION TABLE

        The following table summarizes all compensation paid to our Named Executive Officers in each of the three most recently completed fiscal years.

(a) Name and Principal Position	(b) Year	(c) Salary ($)	(d) Bonus ($)(1)	(e) Stock Awards ($)	(f) Option Awards ($)(2)	(g) Non-Equity Incentive Plan Compensation ($)(3)	(h) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(i) All Other Compensation ($)(4)	(j) Total ($)
Myron W. Wentz	2011	—	—	—	—	—	—	—	—
Chairman	2010	—	—	—	—	—	—	—	—
	2009	—	—	—	—	—	—	—	—
David A. Wentz	2011	$574,108	$60,000	—	—	$115,000	—	$8,575	$757,683
Chief Executive Officer	2010	$588,462	$100,000	—	$957,480	$311,885	—	$8,575	$1,966,402
	2009	$553,846	—	—	—	$160,616	—	$11,752	$726,214
G. Douglas Hekking	2011	$248,945	$60,000	—	$555,404	$50,000	—	$8,575	$922,924
Chief Financial Officer
Kevin G. Guest	2011	$547,089	$38,000	—	—	$162,000	—	$8,575	$755,664
President of North America
Deborah Woo(5)	2011	$498,490	$74,495	—	—	$150,000	—	$90,571	$813,556
President of Asia Pacific	2010	$430,073	$15,000	—	$1,021,312	$202,292	—	$104,457	$1,773,134
	2009	$397,056	—	—	—	$191,172	—	$96,282	$684,510
Roy W. Truett	2011	$351,720	$39,000	—	—	$106,000	—	$8,575	$505,295
Chief Operating Officer
Jeffrey A. Yates(6)	2011	$113,562	—	—	—	—	—	$8,575	$122,137
Former CFO	2010	$295,045	$100,000	—	$670,236	$156,374	—	$8,575	$1,230,230
	2009	$264,832	—	—	—	$68,856	—	$8,575	$342,263

(1)
Reflects a discretionary cash bonus paid during 2011 to Executives, which is discussed in the Compensation Discussion and Analysis section of this Proxy Statement.

(2)
Amounts in this column reflect the grant date fair value of stock-settled stock appreciation rights ("SSARs") issued to the Executives for the fiscal year ended December 31, 2011computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. With the exception of Mr. Hekking, there were no SSARs issued to Executives during the fiscal year ended December 31, 2011. In computing these amounts, the Company ignored the impact of the forfeiture rate relating to service based vesting conditions. These amounts do not represent the actual amounts paid to or realized by the Executive for these awards during the applicable fiscal year. Assumptions used in the calculation of these amount are included in Note L to the Company's consolidated financial statements that are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

(3)
Reflects amounts paid in fiscal 2012 for performance realized in fiscal year 2011, under the Company's short-term incentive plan (cash bonus) discussed in the Compensation Discussion and Analysis section of this Proxy Statement.

(4)
Reflects employer's matching contribution to the Executive's 401(k) plan, except in the case of the compensation paid to Mrs. Woo, which is set out in note (5) below.

(5)
Mrs. Woo is our President of Asia Pacific and resides in Hong Kong. In connection with Mrs. Woo's overseas employment, column (i) reflects: (1) $70,525 paid by the Company to Mrs. Woo as retirement compensation pursuant to local law; (2) $9,638 paid by the Company to Mrs. Woo for a housing allowance, which is a customary allowance in Hong Kong; and (3) $9,637 paid by the Company to Mrs. Woo for a transportation allowance, which is a customary allowance in Hong Kong, and (4) $771 paid by the company for travel expenses.

(6)
Mr. Yates served as CFO from June 2008 until May 2011.

GRANTS OF PLAN-BASED AWARDS

        The following table contains information regarding equity awards granted to the Named Executive Officers during the fiscal year ended December 31, 2011 and the estimated or targeted payouts under the 2012 Bonus Plan described in the Compensation Discussion and Analysis section of this Proxy Statement.

									(j) All other option awards: Number of securities underlying options (#)(2)
								(i) All other stock awards: Number of shares of stock or units (#)
		Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards					(k) Exercise or base price of option awards ($/Sh)(3)	(l) Grant date fair value of stock and option awards($)
(a) Name	(b) Grant Date	(c) Threshold ($)(1)	(d) Target ($)	(e) Maximum ($)	(f) Threshold ($)	(g) Target ($)	(h) Maximum ($)
Myron W. Wentz		—	—	—	—	—	—	—	—	—	—
David A. Wentz	N/A	—	$309,000	$618,000	—	—	—	—	—	—	—
G. Douglas Hekking	27-Jul-11	—	$140,000	$280,000	—	—	—	—	46,000	$28.16	$555,404
Kevin G. Guest	N/A	—	$283,250	$566,500	—	—	—	—	—	—	—
Deborah Woo	N/A	—	$271,534	$543,068	—	—	—	—	—	—	—
Roy W. Truett	N/A	—	$200,000	$400,000					—	—	—
Jeffrey A. Yates	N/A	—	—	—	—	—	—	—	—	—	—

(1)
There is no guaranteed payment to our Executives under the 2012 Executive Bonus Plan. If the minimum performance objectives are not achieved, our Executives will receive no payout under the 2012 Executive Bonus Plan. The amounts shown in column (d) reflect the target payout, which is 50% of the Executive's base salary. The amounts shown in column (e) reflect 100% of the Executive's base salary, which is the maximum payout that can be obtained under the 2012 Executive Bonus Plan.

(2)
All equity awards granted to Mr. Hekking in 2011 were SSARs and granted under the 2006 Equity Incentive Award Plan.

(3)
All Equity Awards granted to Mr. Hekking were granted at the closing stock price on the date of grant.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The following table includes certain information with respect to the value of all equity awards previously granted to the Named Executive Officers at the end of the fiscal year ended December 31, 2011.

	Option awards(1)					Stock Awards
(a) Name	(b) Number of securities underlying unexercised options (#) exercisable	(c) Number of securities underlying unexercised options (#) unexercisable	(d) Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	(e) Option exercise price ($)	(f) Option expiration date	(g) Number of shares or units of stock that have not vested (#)	(h) Market value of shares or units of stock that have not vested ($)	(i) Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	(j) Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Myron W. Wentz(2)	280,000	—	—	$39.18	5-Dec-15	—	—	—	—
	300,000	200,000	—	$26.06	21-Jan-14
David A. Wentz(3)	28,000	7,000	—	$40.59	19-Oct-12	—	—	—	—
	108,000	72,000	—	$26.06	21-Jan-14
	—	60,000	—	$35.47	27-Oct-15
G. Douglas Hekking	12,800	3,200	—	$40.59	19-Apr-12	—	—	—	—
	5,000	10,000	—	$26.06	21-Jan-14
	—	46,000	—	$28.16	27-Jan-17
Kevin G. Guest(3)	4,400	4,400	—	$40.59	19-Oct-12	—	—	—	—
	30,000	60,000	—	$26.06	21-Jan-14
	—	50,500	—	$35.47	27-Oct-15
Deborah Woo(3)	12,800	3,200	—	$40.59	19-Oct-12	—	—	—	—
	14,000	48,000	—	$26.06	21-Jan-14
	—	64,000	—	$35.47	27-Oct-15
Roy W. Truett(3)	3,200	3,200	—	$40.59	19-Oct-12
	16,500	33,000	—	$26.06	21-Jan-14
	—	28,000	—	$35.47	27-Oct-15
Jeffrey A. Yates	—	—	—	—		—	—	—	—

(1)
All awards vest 20% annually, beginning on the first anniversary of the date of grant, except those grants which are described in notes (2) and (3) below.

(2)
The SSAR grant to Dr. Wentz which expires on January 21, 2014 vests 20% annually beginning on April 1, 2008 instead of July 21, 2008.

(3)
The SSAR grants to Mr. Wentz, Mr. Guest, Mrs. Woo, and Mr. Truett which expire on October 27, 2015, vest 50% in April 2014 and 50% in April 2015.

 OPTION EXERCISES AND STOCK VESTED

        The following table summarizes certain information with respect to the awards exercised by the Named Executive Officers during the fiscal year ended December 31, 2011.

	Option awards		Stock awards
(a) Name	(b) Number of shares acquired on exercise (#)	(c) Value realized on exercise ($)	(d) Number of shares acquired on vesting (#)	(e) Value realized on vesting ($)
Myron W. Wentz	—	—	—	—
David A. Wentz	—	—	—	—
G. Douglas Hekking	—	—	—	—
Kevin G. Guest	—	—	—	—
Deborah Woo	2,220	74,400	—	—
Roy W. Truett	—	—
Jeffrey A. Yates	—	—	—	—

COMPENSATION OF DIRECTORS

        The table below summarizes the compensation paid by the Company to directors of the Company for the fiscal year ended December 31, 2011, other than Dr. Wentz, the Company's Chairman of the Board, whose compensation is included in the Summary Compensation Table and who received no compensation for his services as a director in 2011.

(a) Name	(b) Fees earned or paid in cash ($)(1)	(c) Stock awards ($)	(d) Option awards ($)(2)	(e) Non-equity incentive plan compensation ($)	(f) Change in pension value and nonqualified compensation earnings ($)	(g) All other compensation ($)	(h) Total ($)
Robert Anciaux	$64,400	—	$91,744	—	—	—	$156,144
Jerry G. McClain	$79,000	—	$91,744	—	—	—	$170,744
Ronald S. Poelman	$85,300	—	$91,744	—	—	—	$177,044
Gilbert A. Fuller	$68,700	—	$91,744	—	—	—	$160,444

(1)
Effective July 2011, each non-employee director receives an annual cash retainer of $65,200. The chair of the Company's Audit Committee, which is currently Mr. McClain, receives an additional annual cash retainer of $14,800. The chair of the Compensation Committee, which is currently Mr. Poelman, receives an annual cash retainer of $8,400 and the chair of the Governance and Nominating Committee, which is currently Mr. Fuller, receives an annual cash retainer of $4,400. The Board Secretary, which is currently Mr. Poelman, also receives an annual cash retainer of $12,800. The amounts in column (b) reflect a combination of the retainer fees for 2011. The Company also reimburses all directors for the out-of-pocket expenses that they incur in connection with their services as directors, which include travel, lodging, and related expenses from attending or participating in meetings of the shareholders, Board of Directors, and committees of the Board.

(2)
Amounts in this column reflect the grant date fair value of stock-settled stock appreciation rights ("SSARs") issued to the Directors for the fiscal year ended December 31, 2011, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. In computing these amounts, the Company ignored the impact of the forfeiture rate relating to service based vesting conditions. These amounts do not represent the actual amounts paid to or realized by the Director for these awards during the applicable fiscal year. Assumptions used in the calculation of these amount are included in Note L to the Company's consolidated financial statements that are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011. All awards granted in 2011 vest in eight equal quarterly installments of 12.5%, beginning in the second quarter of 2013.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of our common stock, as of March 2, 2012, by (1) each person known to be the beneficial owner of more than 5% of the issued and outstanding common stock, (2) the Named Executive Officers and the directors of USANA individually, and (3) the Named Executive Officers and directors as a group. Except as indicated in the footnotes below, each of the persons listed below is believed to exercise sole voting and investment power over the shares of common stock that are listed for such individual or entity in this table.

Name and Address	Number of Shares(1)	Percent of Class(2)
Beneficial Owners of More Than 5%
Gull Holdings, Ltd. 4 Finch Road Douglas, Isle of Man	7,464,040	49.8%
FMR LLC(3) 82 Devonshire Street Boston, MA 02109	1,142,611	7.6%
Directors and Named Executive Officers
Myron W. Wentz, Ph.D.(4) Chairman of the Board	8,144,040	52.0%
David A. Wentz,(5) Chief Executive Officer	717,345	4.7%
G. Douglas Hekking(6) Chief Financial Officer	21,710	*
Kevin G. Guest(7) President of North America	9,245	*
Deborah Woo(8) President of Asia Pacific	16,000	*
Roy W. Truett(9) Chief Operating Officer	6,719	*
Robert Anciaux, Director(10)	22,492	*
Jerry G. McClain, Director(11)	10,923	*
Ronald S. Poelman, Director(12)	14,259	*
Gilbert A. Fuller, Director(13)	16,559	*
Directors and Officers as a group (10 persons)	8,979,292	56.4%

*
Less than one percent.

(1)
All entries exclude beneficial ownership of shares that are issuable pursuant to options or SSARs that have not vested or that are not otherwise exercisable as of the date hereof and which will not become vested or exercisable within 60 days of March 2, 2012.

(2)
Percentages are rounded to nearest one-tenth of one percent. Percentages are based on 14,990,415 shares outstanding on March 2, 2012. Shares of common stock subjected to options and/or SSARs that are presently exercisable or exercisable within 60 days of March 2, 2012 are deemed to be beneficially owned by the person holding the options or SSARs for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

(3)
Reflects the number of shares held at year-end, as reported on Form SC 13G/A filed on February 14, 2012.

(4)
Includes 7,464,040 shares held of record by Gull Holdings, Ltd., an Isle of Man company, which is 100% owned by Dr. Wentz and 680,000 shares that are issuable pursuant to options and SSARs which are presently exercisable or which become exercisable within 60 days of March 2, 2012. Because of his control of Gull Holdings, Ltd, Dr. Wentz is deemed to be the beneficial owner of the shares that are owned of record by Gull Holdings, Ltd.

(5)
Includes 143,000 shares that are issuable pursuant to options and/or SSARs, which are presently exercisable or which become exercisable within 60 days of March 2, 2012, and 10,015 shares that are held in the executive's 401(k) account. Also includes 564,330 shares that are held of record.

(6)
Includes 21,000 shares that are issuable pursuant to SSARs, which are presently exercisable or which become exercisable within 60 days of March 2, 2012, and 710 shares that are held in the executive's 401(k) account.

(7)
Includes 8,800 shares that are issuable pursuant to SSARs, which are presently exercisable or which become exercisable within 60 days of March 2, 2012, and 445 shares that are held in the executive's 401(k) account.

(8)
Includes 16,000 shares issuable pursuant to SSARs which are presently exercisable or which become exercisable within 60 days of March 2, 2012.

(9)
Includes 6,400 shares that are issuable pursuant to SSARs, which are presently exercisable or which become exercisable within 60 days of March 2, 2012, and 319 shares that are held in the executive's 401(k) account.

(10)
Includes 19,588 shares that are issuable pursuant to options and SSARs, which are presently exercisable or which become exercisable within 60 days of March 2, 2012, and 2,904 shares that are issuable pursuant to Deferred Stock Units ("DSUs"), which are presently vested or which become vested within 60 days of March 2, 2012.

(11)
Includes 5,000 shares that are issuable pursuant to options and/or SSARs, which are presently exercisable or which become exercisable within 60 days of March 2, 2012, 5,723 shares that are issuable pursuant to DSUs, which are presently vested or which become vested within 60 days of March 2, 2012, and 200 shares held of record.

(12)
Includes 5,000 shares that are issuable pursuant to options and/or SSARs, which are presently exercisable or which become exercisable within 60 days of March 2, 2012 and 4,259 shares that are issuable pursuant to DSUs, which are presently vested or which become vested within 60 days of March 2, 2012, and 5,000 shares that are held of record.

(13)
Includes 13,800 shares that are issuable pursuant to SSARs, which are presently exercisable or which become exercisable within 60 days of March 2, 2012, and 1,959 shares that are held in the individual's IRA account and 800 shares that are held in an IRA account by the individual's spouse.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth information regarding outstanding awards and shares reserved for future issuance under our equity compensation plans as of December 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding awards(1)		Weighted-average exercise price of outstanding awards		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	3,869,974	(2)	$32.12	(3)	5,394,462	(4)
Equity compensation plans not approved by security holders	None		N/A		None

Total	3,869,974	(2)	$32.12	(3)	5,394,462	(4)

(1)
Consists of shares of common stock issuable under the USANA 2006 Equity Incentive Award Plan and the 2002 USANA Health Sciences, Inc. Stock Plan.

(2)
Includes 311,088 options, and 61,586 DSUs that will entitle each holder to the issuance of one share of common stock for each unit. Also, includes 3,497,300 SSARs. A SSAR is the right to receive the appreciation in fair market value of common stock between the exercise date and the date of grant in shares of common stock. Based on the closing stock price of $30.37 on the last trading day of fiscal 2011 and the exercise price of SSAR's that were in-the-money, 281,449 shares of common stock would be issued upon the exercise of these awards.

(3)
Calculated without taking into account 61,586 shares of common stock subject to outstanding DSU's, which are issuable without any cash consideration or other payment required for such shares.

(4)
During the year ended December 31, 2011, the Company's shareholders approved an additional 5,000,000 shares for issuance under the 2006 Plan.

PROPOSAL #2—RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the independent registered public accountant to audit the financial statements of the Company and its subsidiaries for the fiscal year ending December 29, 2012. PricewaterhouseCoopers LLP has served as the Company's independent registered public accountant since the fiscal year ended December 29, 2007.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services

        The Audit Committee pre-approves any engagement of PricewaterhouseCoopers LLP and has the ultimate authority and responsibility to select, evaluate and where appropriate, replace the independent registered public accountant and nominate an independent registered public accounting firm for shareholder approval. While ratification of the selection of accountants by the shareholders is not required and is not binding upon the Audit Committee or the Company, in the event of a negative vote on such ratification, the Audit Committee might choose to reconsider its selection.

        Prior to the performance of any services, the Audit Committee approves all audit and non-audit services to be provided by the Company's independent registered public accountant and the fees to be paid therefor. Although the Sarbanes-Oxley Act of 2002 permits the Audit Committee to pre-approve some types or categories of services to be provided by the independent registered public accountant, it is the current practice of the Audit Committee to specifically approve all services provided by the independent registered public accountant in advance, rather than to pre-approve any type of service. In connection with this practice, the Audit Committee has considered whether the provision of non-audit services is compatible with maintaining PricewaterhouseCoopers LLP's independence.

Independence

        PricewaterhouseCoopers LLP has advised us that it has no direct or indirect financial interest in the Company or in any of its subsidiaries and that it has had, during the last three years, no connection with the Company or any of its subsidiaries, other than as independent auditors or in connection with certain other activities, as described below.

Financial Statements and Reports

        The financial statements of the Company for the year ended December 31, 2011, and the report of the independent auditors will be presented at the Annual Meeting. PricewaterhouseCoopers LLP will have a representative present at the meeting who will have an opportunity to make a statement, if he or she so desires, and to respond to appropriate questions from shareholders.

Services

        During fiscal years 2011 and 2010, PricewaterhouseCoopers LLP performed services consisting of the audit of the annual consolidated financial statements of the Company, review of the quarterly financial statements, stand-alone audits of subsidiaries, and accounting consultations, consents, and other services related to SEC filings by the Company and its subsidiaries. PricewaterhouseCoopers LLP did not perform any financial information systems design and implementation services for the Company for the fiscal years 2011 and 2010.

        The following table summarizes the fees that were paid to PricewaterhouseCoopers LLP by the Company during fiscal years 2011 and 2010.

Type of Service and Fee	Fiscal 2011	Fiscal 2010
Audit Fees	$965,089	$1,080,029
Audit Related Fees	105,638	594,556
Tax Fees	138,030	438,360
All Other Fees	—	—

Total Fees	$1,208,756	$2,112,945

RECOMMENDATION

        The Board of Directors unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP, as the Company's independent public accountants for the fiscal year 2012.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee is responsible for monitoring our financial auditing, accounting and financial reporting processes and our system of internal controls, and selecting the independent registered public accountant on behalf of the Board of Directors. Our management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. Our independent registered public accountant, PricewaterhouseCoopers LLP is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and issuing an opinion thereon. In this context, the Audit Committee met regularly and held discussions with management, our internal audit department and PricewaterhouseCoopers LLP. Management represented to the Audit Committee that the consolidated financial statements for the fiscal year 2011 were prepared in accordance with U.S. generally accepted accounting principles.

        The Audit Committee hereby reports as follows:

  •
  The Audit Committee has reviewed and discussed the audited consolidated financial statements and accompanying management's discussion and analysis of financial condition and results of operations with our management and PricewaterhouseCoopers LLP. This discussion included PricewaterhouseCoopers LLP's judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

  •
  The audit committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

  •
  PricewaterhouseCoopers LLP also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Accounting Oversight Board regarding PricewaterhouseCoopers LLP's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PricewaterhouseCoopers LLP the accounting firm's independence. The Audit Committee also considered whether non-audit services provided by PricewaterhouseCoopers LLP during the last fiscal year were compatible with maintaining the accounting firm's independence.

  •
  Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

        Respectfully submitted by the members of the Audit Committee:

Jerry G. McClain (Chair) Robert Anciaux Ronald S. Poelman

EMPLOYMENT CONTRACTS AND OTHER ARRANGEMENTS

        The Company has no employment agreements with any of its executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires USANA's officers, directors, and persons who beneficially own more than 10% of USANA's common stock to file reports of ownership and changes in ownership with the SEC and with the NYSE. Officers, directors, and greater-than-ten-percent shareholders are also required by the SEC to furnish us with copies of all Section 16(a) forms that they file.

        Based solely upon a review of these forms that were furnished to the Company, and based on representations made by certain persons who were subject to this obligation that such filings were not required to be made, the Company believes that all reports that are required to be filed by these individuals and persons under Section 16(a) were filed on time in fiscal year 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures Regarding Related Party Transactions

        In the ordinary course of business, USANA may engage in transactions which have the potential to create actual or perceived conflicts of interest between USANA and its directors and officers or their immediate family members. The Audit Committee charter requires that the Audit Committee review and approve any related party transaction or, in the alternative, that it notify and request action on the related party transaction by the full board of directors. While USANA has not adopted formal written procedures for reviewing such transactions, in deciding whether to approve a related party transaction, the Audit Committee may consider, among other things, the following factors:

  •
  information regarding the goods or services that are proposed to be provided, or that are being provided, by or to the related party;

  •
  the nature of the transaction and the costs to be incurred by USANA;

  •
  an analysis of the costs and benefits that are associated with the transaction and a comparison of alternative goods or services that are available to USANA from unrelated parties;

  •
  an analysis of the significance of the transaction to USANA;

  •
  whether the transaction would be in the ordinary course of USANA's business;

  •
  whether the transaction is on terms that are comparable to those that could be obtained in an arm's-length dealing with an unrelated third party; and

  •
  whether the transaction could result in an independent director no longer being considered to be independent under the NYSE rules.

        After considering these and other relevant factors, the Audit Committee either (1) approves or disapproves the related party transaction, or (2) requests that the full Board of Directors consider the matter. The Audit Committee will not approve any related party transaction which is not on terms that it believes are both fair and reasonable to USANA.

  Related Party Transaction

        The Company's Founder and Chairman of the Board, Myron W. Wentz, PhD is the sole beneficial owner of Gull Holdings, Ltd., which is the largest shareholder of the Company. Gull Holdings, Ltd. owned 50.1% of the Company's issued and outstanding shares as of January 1, 2012. Dr. Wentz devotes much of his personal time, expertise, and resources to a number of business and professional activities outside of USANA. The most significant of these is the Sanoviv Medical Institute, which is a unique, fully integrated health and wellness center located near Rosarito, Mexico that Dr. Wentz founded 1998. Dr. Wentz's private entity, Sanoviv S.A. DE C.V. ("Sanoviv"), contracts with Medicis, S.C. ("Medicis"), an entity that is owned and operated independently of Dr. Wentz, to conduct the operations of the Sanoviv Medical Institute. Sanoviv leases the medical building to Medicis and Medicis carries out all of the operations of the medical institute, which include employing all of the medical and healthcare professionals who provide services at the medical institute. The Medicis medical and healthcare professionals possess expertise in the fields of human health, digestive health, nutritional medicine, lifestyle medicine and other medical fields that are important to USANA.

        In 2011, Medicis performed a variety of contract research services on behalf of USANA, which included (i) short-and long-term clinical testing of nutritional products and dietary ingredients, (ii) research and development of novel product formulations for future development and production by USANA; and (iii) research and development of improvements in existing USANA product formulations. In addition to providing contract research services, Medicis provided physicians and other medical staff to speak at USANA Associate events during 2011. Finally, in 2011, Medicis performed heath assessments and physical examinations for the Company's Executives. In exchange for these services, USANA paid Medicis approximately $360,000 during 2011. The Company's agreements with Medicis were approved by the Audit Committee in advance of the Company's entry into the agreements. USANA's collaboration with Medicis is terminable at will by USANA at anytime, without any continuing commitment by USANA.

OTHER MATTERS

        Shareholder Proposals.    As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting, other than as set forth herein and in the Notice of Annual Meeting. If any other matter properly comes before the meeting, it is intended that the holders of proxies will act in accordance with their best judgment on these matters. Shareholders who intend to present proposals at the 2013 Annual Meeting under SEC Rule 14a-8 must ensure that such proposals are received by the Secretary of the Company not later than November 25, 2012. Such proposals must meet the requirements of the SEC to be eligible for inclusion in the Company's 2012 proxy materials.

        Solicitation of Proxies.    The accompanying proxy is solicited on behalf of the Board of Directors. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra compensation, may solicit proxies personally or by telephone and, if deemed necessary, third party solicitation agents may be engaged by the Company to solicit proxies by means of telephone, facsimile or telegram, although no such third party has been engaged by the Company, as of the date hereof.

        "Householding" of Proxy Materials.    The SEC permits companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy statements (and related documents) with respect to two or more shareholders sharing the same address by delivering a single proxy statement (and related documents) addressed to those shareholders. This process, which is commonly referred to as "householding," potentially means extra convenience for shareholders and cost savings to companies.

        A number of brokers with account holders who are shareholders will be "householding" our proxy materials. As indicated in the notice previously provided by these brokers to shareholders, a single proxy statement (and related documents) will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder or shareholders. Once you have received notice from your broker or USANA that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until USANA or USANA's transfer agent receives contrary instructions from an affected shareholder or shareholders.

        Shareholders who currently receive multiple copies of this Proxy Statement (and related documents) at their address and would like to request "householding" of their communications should contact their broker or, if a shareholder is a registered holder of shares of common stock, he or she should submit a written request to American Stock Transfer & Trust Company, our transfer agent, at 6201 Fifteenth Ave, 3rd Floor, Brooklyn, New York 11219. Shareholders who are now "householding" their communications, but who wish to receive separate Proxy Statements (and related documents) in the future may also notify American Stock Transfer & Trust Company. We will promptly deliver, upon written or oral request, a separate copy of the Proxy Statement (and related documents) at a shared address to which a single copy was delivered.

ANNUAL REPORT

        We will mail a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC, to each shareholder of record at March 2, 2012. The report on Form 10-K is not deemed a part of the proxy soliciting material for the Annual Meeting.

        Notwithstanding any general language that may be to the contrary in any document filed with the SEC, the information in this Proxy Statement under the captions "Audit Committee Report" and "Compensation Committee Report" shall not be incorporated by reference into any document filed with the SEC.

FURTHER INFORMATION

        Additional copies of the Company's Annual Report on Form 10-K for the year ended December 31, 2011 (including financial statements and financial statement schedules) that has been filed with the SEC may be obtained without charge by writing to USANA, Attention: Investor Relations, 3838 West Parkway Blvd., Salt Lake City, Utah 84120-6336. The reports and other filings of USANA, including this Proxy Statement, also may be obtained from the SEC's on-line database, located at www.sec.gov.

                      By Order of the Board of Directors,

                      James H. Bramble, Corporate Secretary

Date: March 23, 2012

1 1 000000000000 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 . x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0000134226_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Robert Anciaux 02 Gilbert A. Fuller 03 Jerry G. McClain 04 Ronald S. Poelman 05 Myron W. Wentz, Ph.D. USANA HEALTH SCIENCES, INC. ATTN: Joshua Foukas 3838 W. PAKWAY BLVD. WEST VALLEY CITY, UT 84120 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2 To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accountant for the fiscal year 2012. NOTE: To consider and act upon such other business as may properly come before the meeting or at any postponement or adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000134226_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . USANA HEALTH SCIENCES, INC. Annual Meeting of Shareholders April 25, 2012 11:00 AM This proxy is solicited by the Board of Directors The shareholder executing and delivering this Proxy hereby appoints David A. Wentz and G. Douglas Hekking and each of them as Proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of common stock of the Company held of record by the undersigned as of March 2, 2012, at the Annual Meeting of Shareholders of USANA Health Sciences, Inc., to be held at the Corporate headquarters, 3838 West Parkway Blvd., Salt Lake City, Utah 84120, on Wednesday, April 25, 2012, at 11:00 a.m., Mountain Daylight Time, or at any adjournment thereof. This Proxy is given in accordance with the instructions indicated and carries discretionary authority related to any and all other matters that may come before the meeting and any adjournments thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. PLEASE SIGN EXACTLY AS THE SHARES ARE ISSUED. WHEN CO-TENANTS HOLD SHARES, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, AS EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON. PLEASE DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Continued and to be signed on reverse side